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The following is a transcript of a conference call held on January 25, 2007 by members of Agere Systems Inc.'s management to discuss financial results for the quarter ended December 31, 2006, including discussion of its merger with LSI Logic Corporation contemplated by the Agreement and Plan of Merger, dated December 3, 2006, by and among LSI Logic Corporation, Atlas Acquisition Corp. and Agere Systems Inc. A replay of the conference call has been posted and is accessible on the Agere Systems Inc. website at http://www.agere.com/webcast.

Final Transcript

Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

Final Transcript

Conference Call Transcript AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call Event Date/Time: Jan. 25. 2007 / 8:30AM ET

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Final Transcript

Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Sujal Shah

Agere Systems Inc. - IR

Rick Clemmer

Agere Systems Inc. - President, CEO

Peter Kelly

Agere Systems Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Charlie Glavin

Needham & Co. - Analyst

Mark Edelstone

Morgan Stanley - Analyst

Seogju Lee

Goldman Sachs - Analyst

Bill Lewis

JP Morgan - Analyst

Suji De Silva

Cathay Financial - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Agere Systems investor relations conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answers session. Instructions will be given at that time. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded.

I would like to turn the conference call over now to your host, Sujal Shah, Vice President of Investor Relations and Corporate Communications of Agere Systems. Please go ahead.

Sujal Shah - Agere Systems Inc. - IR

Good morning and thank you for joining us. With me today are Rick Clemmer, President Chief Executive Officer and Peter Kelly, Executive Vice President and Chief Financial Officer. They will discuss highlights of Agere's results for the first quarter of fiscal 2007 and then we'll open the call for questions. Copies of our press release and other supporting financial data are available on our web site.

All income statement measures on this call with exception of revenues will be non-GAAP measures unless we indicate otherwise. Today's earnings release describes the differences between our non-GAAP and GAAP reporting. You can find reconciliations of our non-GAAP financial measures to corresponding GAAP amounts on our web site at www.Agere.com/webcast. A replay of today's call will be available on our website.

I also want to remind you that today's remarks will include forward-looking statements. Our actual results could differ materially from those suggested by the statements made today. Information about factors that could affect our future results is contained in our annual report on Form 10-K for the fiscal year ended September 30, 2006. Now I will turn the call over to Rick Clemmer.

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Final Transcript

Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

Rick Clemmer - Agere Systems Inc. - President, CEO

Good morning and welcome. This morning, I will begin with a progress report on our announced merger with LSI Logic. Afterwards, Peter Kelly will share with you a detailed look at the quarter's results and I will finish up with an update on the progress in each of our three businesses.

Since our investor call in December to discuss the LSI merger, we have made considerable headway on our merger plan. Abhi Talwalkar and I have met with key customers, major shareholders and employees of both Agere and LSI and I'm pleased to say the reactions to the merger have been favorable. With our complementary product offerings and greater resources to invest in our businesses, the combined Agere and LSI will be better positioned to drive sustainable revenue growth than either company could on its own.

In addition, the combination should generate substantial cost savings in the current year as well as in fiscal 2008 when we estimate the savings will be at least $125 million. We expect the combination to be meaningfully accretive to LSI's non-GAAP EPS in 2008. Moreover, the combined balance sheet of the two companies will be stronger and our revenue will be spread over a more diverse base of customers. For these reasons, the logic for this merger is compelling.

I would like to provide a brief update on the timeline of the merger. The U.S. antitrust filing was submitted on December 18 and the applicable waiting period expired on January 17 without the U.S. antitrust authorities raising any objection to the merger. On December 22, LSI Logic filed a registration statement containing a preliminary joint proxy statement and prospectus with the SEC, and we will hold our shareholder meeting on March 29. We expect to close shortly thereafter, assuming all regulatory approvals are obtained.

Now I will turn the call over to Peter, who will review our results.

Peter Kelly - Agere Systems Inc. - CFO

Thanks, Rick. This morning, we reported quarterly net income of $32 million, or $0.19 per share. Our revenues were $372 million with Seagate and Samsung as 10% customers. Our product revenues for Storage and Networking were as we expected and we continue to show considerable strength in Mobility. However, our revenues from IP were only $21 million, which was well below our guidance range.

We believe that this reduction in IP revenue is a direct result of the uncertainty created by the merger announcement. While this did have an impact to our IP revenues and EPS in the first quarter, we see this only as a temporary delay and expect to fully recover these revenues and deliver our forecast in 2007.

The $21 million of IP revenue was attributed to the operating segments as follows -- Storage $2 million, Mobility $13 million, and Networking $6 million. Operating segment revenues including IP were as follows -- Storage $128 million, Mobility $123 million and Networking $121 million. Excluding IP, Storage product revenues were $126 million, down 7% from the September quarter and in-line with our expectations. The decrease was due to lower shipments for Maxtor legacy platforms. We do not expect to ship any more of these products as we go forward.

Excluding IP, Mobility product revenues were $110 million, a very strong performance, and up 16% on the previous quarter. The strength was driven by increased shipments to Samsung of GPRS systems. In addition, we continued to benefit from the success of Samsung's Ultrathin Edition phones where we have a broad footprint. Excluding IP, Networking product revenues of $115 million were down 8%, as we expected, with an inventory burn from a key customer.

Our gross profit as a percent of sales was 47%, lower than expected as a direct result of the lower IP revenues. Our operating expenses were $139 million in the December quarter and our continued excellent expense control will allow us to hold our expenses roughly flat as we go forward for the rest of the year. Our operating profit at $36 million was 10%. In the quarter, taxes were $3 million, interest expense was $6 million and other income was $5 million. On a GAAP basis, we delivered net income of $16 million, or $0.09 per share. During the quarter, we recorded $4 million of GAAP restructuring charges and related costs, including $2 million of merger-related expenses.

Last quarter, we indicated that we had entered into an agreement to sell our Orlando facility. However, the buyer was not able to complete this transaction and we now expect to complete the sale of this facility by the end of the year.

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Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

Turning now to the balance sheet, inventory closed at $81 million, down from $116 million in the previous quarter. This represents a major milestone as we delivered our model target of eight turns. Next quarter, we would expect the absolute dollars of inventory to increase as we position for third-quarter revenue growth. Receivables were $242 million and accounts payable were $127 million. I continue to be very pleased with our working capital management.

During the quarter, our cash balance increased by $50 million to $456 million. We did not buy back any stock in the quarter due to the pending merger. We paid $11 million in restructuring and spent $10 million on capital expenditures. Our total debt, all of which is convertible notes due in 2009, remains at $362 million.

Depreciation and amortization expense for the December quarter was $25 million, all of which was related to ongoing operations. GAAP expense spends related to equity compensation was $11 million in the December quarter. Due to the pending merger, we will not be providing detailed guidance for the March quarter. However, at a total Agere level, we expect revenues and EPS in the March quarter to be roughly flat with the December quarter and don't expect any major changes to the business as we work to close the transaction. We continue to expect to be on target for Phase III of the Agere turnaround with revenue growth beginning in the June quarter.

Over the past 15 months, we have made significant improvements in our operating income and have put the Company on a course to competitive levels of profitability. I'm very pleased that we have executed swiftly and effectively on the turnaround plan we originally outlined for the Company. Let me turn the call back over to Rick.

Rick Clemmer - Agere Systems Inc. - President, CEO

Thanks, Peter. Turning to our businesses, each of our businesses turned in solid performance in the quarter. In our Storage business, we continued to expand our footprint for SoCs and preamps. Seagate recently announced the industry's first single-platter 60 GB 1.8-inch hard drive and Agere's SoCs and preamps are used in this program. In addition, we're seeing strong acceptance at Seagate, Samsung and Western Digital for our preamps targeted at 160 and 250 GB per platter desktop drives. We also secured key design wins at major customers in 120 and 160 GB per platter mobile drives.

Our Storage business made recent headlines when we announced the BluOnyx mobile content server. This is a new consumer product category that enables users to store, stream and share music, videos and documents among different devices, including cellphones, PCs, digital cameras and camcorders. We see its potential to bring people, especially young people, together to share content, including music, games and video in a social setting. We are currently in active discussions with a variety of consumer electronic device makers and service providers to get the product to market before the end of the year.

Perhaps the most important aspect of the BluOnyx device is what it says about how Agere has changed. BluOnyx wasn't years in the making and did not require millions of dollars in R&D investment. What it did require was some creative thinking and teamwork. BluOnyx went from concept to product in just five months, incorporating existing IP from all three businesses to address an adjacent market opportunity. Similar to our TrueONE development approach, we're identifying additional ways to create added value from existing IP.

Turning to Mobility, our strategy of focusing on the sweet spot of the cellphone market is allowing us to gain share and grow revenue. The fact that we posted revenue growth in the December quarter, which has historically been a lower sales quarter for our Mobility business, signifies our strength in this market. During the quarter, we announced our TrueNTRY X122 platform, which is a lower-cost version of Agere's X125 platform. Like the X125 for EDGE applications, the X122 for GPRS makes possible CD-quality music on entry-level cellphones.

During the quarter, Samsung rolled out its Ultra Music F300 mobile phone that uses our baseband solution. The cellphone integrates a complete music player with superb sound quality and offers a dedicated music touchscreen interface that makes it easy to navigate through your music content. The product also has all the extra features consumers have come to expect, including a 2-megapixel camera and long-lasting battery life.

Meanwhile, we continue to benefit from Samsung's success in their Ultra Edition phone series. The X820 and D830 models are being promoted by Samsung as the world's thinnest mobile phones in their respective bar and flip-phone form factors. These phones used Agere's innovative package-on-package design which enables the phones to be so thin.

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Final Transcript

Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

Turning to Networking, we continue to make tremendous progress with our TrueONE system-level solutions that enable delivery of high-revenue generating carrier-class services based on superior packet processing technology. We continue to win key sockets, displace major incumbents at top networking accounts and expand our served available market. As an example, this past quarter, we were able to expand our business with new design wins at Ericsson across wireless and wireline platforms, leveraging a number of our TrueONE technologies. These wins for us are led by our DSP technology, as well as network processors and framing and mapping ICs. We consider this to be a significant win with one of the leading wireline wireless infrastructure companies and we expect the platforms incorporating our technology to start shipping later this year.

During the quarter, we reinforced our presence in the digital home with our announcement that Samsung has chosen our TrueONE residential solutions for its new home media servers and gateways that enable mobile and broadband in the home and drew a high level of interest at CES. For these applications, Agere provides a complete systems solution, including software. The TrueONE residential offering for Samsung includes the bulk of the IC content for platform, including network processor, network attach storage, DSP, Gigabit Ethernet [bytes] and USB chips. The solution delivers more HDTV channels and higher-quality video in the home than competing products, thanks to our QoS technology. It also enables up to 4 terabytes of multimedia storage capability. These combined features make it one of the highest-performing, most reliable and most scalable solutions for the digital home entertainment market, enabling service providers to generate new revenues from innovative and sticky services and dramatically increase their return on investment. We expect these platforms to ramp into production in late 2007. This win makes Samsung a customer of all three Agere businesses -- Mobility, Storage and now Networking.

We expect this to be Agere's last earnings conference call before our merger with LSI. In my 15 months as CEO, Agere has made tremendous strides as we executed on our three-phase turnaround plan. In Phase I, we energized our three businesses through new leadership and developed a corporate vision and strategy. In Phase II, we narrowed our investments, focused our resources on the markets where we had the technology and customers to win and implemented and executed on the process to reduce costs throughout our businesses. As a result, we have improved profitability and have a solid base line baseline of products and design wins to, and as we have said before, generate future revenue growth for Phase III and beyond, beginning in the June quarter. Our customers and our shareholders and our employees have all benefited from this hard work. Our customers are confident in our ability to deliver on our commitment. As a result, we have grown share at major accounts. Our shareholders enjoyed the Company's first full year of GAAP profitability as a public company and a significant increase in shareholder value and our employees are confident in the Company's future. The validation of everyone's hard work was our merger agreement with LSI. Abhi Talwalkar and his team recognized the tremendous value we had created and also agreed that a combined Agere-LSI would be a powerhouse in the marketplace.

I would like to now take this opportunity to thank all of my friends and associates at Agere for their tremendous efforts to make this turnaround an outstanding success and to express my true appreciation to our investors for their support and encouragement along the way.

So now, I turn the call back to Sujal.

Sujal Shah - Agere Systems Inc. - IR

Thank you, Rick. At this point, we will begin the q-and-a portion of the call. Kelly, will you please give the instructions for the Q&A session.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Charlie Glavin, Needham & Co.

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Final Transcript

Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

Charlie Glavin - Needham & Co. - Analyst

Thanks guys, I guess a couple of housekeeping. I know you guys aren't giving the explicit guidance, but Peter, in terms of the IP and you mentioned the possible disruption relative to the merger and given the implied guidance, is this going to be a multi-quarter situation that Agere and LSI will need to resolve, or has it really already been resolved in terms of a financial impact?

Peter Kelly - Agere Systems Inc. - CFO

I think in Q1, Charlie, we're in the situation where, as you always are with these kind of things, you have some people who may be trying to take advantage of you, and I clearly think they were mistaken in this case. So I think we have one or two people who are waiting until the merger closes. So, yes, it could possibly have an impact in Q2, but personally, I think financially, this will work out quite well for us.

Charlie Glavin - Needham & Co. - Analyst

So there would be probably retro payments as well?

Rick Clemmer - Agere Systems Inc. - President, CEO

Definitely. Charlie, so I guess one of the things that is important is, as we talked about, we still believe that we'll have the same kind of IP revenue for the year, obviously after the merger with the combined company. I think one of the things that Abhi and his team have been looking at is the significant number of patents they have in their IP portfolio, and I know they are very anxious to look at the combined activity following the merger and see how they can actually monetize and create the value from that. So I am really encouraged about the opportunity to take the team that we have in place that has done an excellent job of generating real revenue from the intellectual property portfolio we have with nearly doubling the number of patents that they have at their disposal to go out and talk to the licensees associated with it. So we're very encouraged about the opportunity that it has created there and certainly believe for the year that it will be on track.

Charlie Glavin - Needham & Co. - Analyst

And the whole objective of trying to target particularly the 802.11 legacy patents -- that has not changed, including with Abhi?

Rick Clemmer - Agere Systems Inc. - President, CEO

There has not been any changes at this point in time. We're still focused on the portfolio that we have. As we go through the merger, obviously there will be discussions and opportunities to be evaluated, but there's not anything that we can talk about at this point.

Peter Kelly - Agere Systems Inc. - CFO

I was going to say, Charlie, what's interesting really is, if we had not have had -- I say these people who are I think foolishly trying to take advantage of us, we probably would've come in at about $0.25 for the quarter. In fact, it was a pretty good quarter, really. If you think about Mobility had a great quarter. Networking, there's been a lot of discussion in the marketplace. But, really, that was an inventory shift we discussed earlier. And Storage, I think we said on the last call that Maxtor would drop from about $25 million to $5 million, so about a $20 million drop. That is what happened. So if it wasn't for Maxtor, our storage revenue would've grown by about 10%. So we really have a very strong underlying business I think. And it's -- to say we have this impact, but I have to confess, I feel very confident about our future.

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Final Transcript

Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

Rick Clemmer - Agere Systems Inc. - President, CEO

Peter, if we can thank some of those people that have waited, when we have more patents to come after them, actually may end up costing them more after the end of the transaction.

Charlie Glavin - Needham & Co. - Analyst

Peter, just a clarification on that. If you back out the Maxtor, the $20 million, if I'm not mistaken, your original guidance was down 5% to 10%. And given the recent results from Seagate, it's a little surprising that this was a little weaker, even beyond the Maxtor. Was there anything else, or is this just --?

Peter Kelly - Agere Systems Inc. - CFO

I don't think it was weaker, Charlie. I think you can back out Maxtor. You were talking specifically about Storage, right?

Charlie Glavin - Needham & Co. - Analyst

Yes, Storage, and versus the original guidance. I believe the original guidance --.

Peter Kelly - Agere Systems Inc. - CFO

If you're talking about Storage product revenues -- if you're talking about Storage product revenues, our product revenues were down about 8% I think. If you took out Maxtor, it would have been up 10%. So maybe you're including the IP. The other thing that was kind of slightly odd on IP this quarter is, most of our IP licenses at the moment relate to process technologies, and we get allocated pretty generically across the businesses. Every now and again though, we have a quarter where there is a specific license that is attributable to one business. So I think you probably have noticed that IP revenues allocated to Storage were relatively low and to Networking was relatively low and to Mobility was relatively high, and that was just a function of one of the deals we happened to close, was very specific to wireless technology this quarter.

Charlie Glavin - Needham & Co. - Analyst

Great, thanks, guys.

Operator

Mark Edelstone, Morgan Stanley.

Mark Edelstone - Morgan Stanley - Analyst

Thanks a lot, guys, it has been a lot of fun. Just had a follow-up question on the IP situation. Can you give us some kind of order of magnitude of how many people paid you during the quarter and how many of the potential licensees were unwilling to step forward?

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Final Transcript

Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

Peter Kelly - Agere Systems Inc. - CFO

We don't disclose how many licensees we close each quarter, Mark, but the number that did not close was actually quite small.

Mark Edelstone - Morgan Stanley - Analyst

It sounds like, Peter, from your comments that this would have been a $0.25, suggests that your belief was that it was about a $10 million miss from what you think you were entitled to?

Peter Kelly - Agere Systems Inc. - CFO

Exactly, Mark.

Mark Edelstone - Morgan Stanley - Analyst

Okay, Fantastic. And then, what kind of inventory build are you planning here for the current quarter?

Peter Kelly - Agere Systems Inc. - CFO

I think it could be up to maybe $20 million.

Rick Clemmer - Agere Systems Inc. - President, CEO

And that, Mark, that's clearly just to be in a position to support the revenue growth that we've been talking about for the second half of the fiscal year.

Peter Kelly - Agere Systems Inc. - CFO

We would expect turns to stay at 8, 8 1/2.

Mark Edelstone - Morgan Stanley - Analyst

Looking forward to the growth. Thanks a lot, guys.

Operator

Seogju Lee, Goldman Sachs.

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Final Transcript

Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

Seogju Lee - Goldman Sachs - Analyst

Thank you. Just if we could look at the revenue, and just by an end market standpoint for the outlook, if you could just give us some view in terms of how you expect the end markets are shaping up for the March quarter.

Rick Clemmer - Agere Systems Inc. - President, CEO

You know, I think we have talked about relatively flat. Our mobility business was strong in December, so we would expect to go through more of a seasonal adjustment in March, more like what the industry has experienced than our recent track record based on the strength that we had in the December quarter. We would expect our networking business to be roughly flat, really in the next quarter, waiting for the growth in the second half that we had from the design wins that we have in place, and the Storage business to be flat to up slightly based on Seagate's commentary that you probably heard earlier this week. Intellectual property will continue to have some puts and takes due to the situation associated with the merger, but overall, we expect total revenues to be roughly flat with the December quarter. And then, we continue to feel very comfortable with the design wins in the business we have in place for the growth in the second half of the year that we've continued to outline associated with the total business.

Seogju Lee - Goldman Sachs - Analyst

Thanks. And then just one question on the IP. And LSI has talked a little bit about the accounting associated with the IP posted transaction. If you could -- if there has been any additional color that you could give in terms of how that accounting impacts the actual revenue and the flow-through, it would be very helpful.

Peter Kelly - Agere Systems Inc. - CFO

I don't think there's anything new. I think as Bryon Look said, through merger accounting, any deals that you have already agreed, and the deferred revenue you may have on the balance sheet goes to equity during the merger accounting. And I think Bryon said that the impact in 2007 would be about $30 million. But, clearly, you still collect all of the cash and you still get the benefit in your retained earnings equity accounting.

Seogju Lee - Goldman Sachs - Analyst

And the issue with the IP now doesn't impact that?

Peter Kelly - Agere Systems Inc. - CFO

No, it's got nothing in fact, it could make that better. If you've [already] done a deal, then you will be able to recognize it all in post-merger.

Seogju Lee - Goldman Sachs - Analyst

Great. Thanks. Good luck.

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Final Transcript

Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

Operator

(OPERATOR INSTRUCTIONS). Bill Lewis, JP Morgan.

Bill Lewis - JP Morgan - Analyst

Great, thank you and good morning. In terms of the guidance for next quarter, I guess just a clarification around margins. You talked about the revenue outlook in the different businesses, but as you also said with the fall-off in IP that probably got you $0.05 in earnings or so, is your expectation to see a rebound there kind of supporting margins, or is it going to continue at these levels?

Peter Kelly - Agere Systems Inc. - CFO

Well, a lot of depends on what happens to IP. I think the important thing is to talk about what we expect from a medium-term perspective, Bill. And what we have said in 2007 is we would expect gross margins to be between 49% and 51%. And I see no reason to change that. I think the only thing that has affected our margins probably is, we continue to do extremely well on OpEx. The team has just done a fantastic job. We were at 139 this past quarter, and we really think going forward that, plus or minus a couple of million, that's a good quarterly number going forward. So, clearly, that will help margins as we go through the rest of 2007.

Bill Lewis - JP Morgan - Analyst

And the, in terms of the growth in the June quarter, are you anticipating sequential growth, annual growth, or both?

Rick Clemmer - Agere Systems Inc. - President, CEO

Both.

Bill Lewis - JP Morgan - Analyst

And then last, could you just give an update on what occurred in the satellite radio business in the quarter?

Peter Kelly - Agere Systems Inc. - CFO

Our satellite radio business is relatively small. I think it's roughly flat, actually.

Rick Clemmer - Agere Systems Inc. - President, CEO

I don't think there was any significant change in the quarter. It was roughly flat.

Bill Lewis - JP Morgan - Analyst

Great, thanks, guys.

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Final Transcript

Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

Operator

Suji De Silva, Cathay Financial.

Suji De Silva - Cathay Financial - Analyst

Hi Rick, hi Peter, it's going to be tough not covering you guys anymore, but a couple of questions on the 3G landscape at Samsung. Can you give us an update competitively how things are shaping up there?

Rick Clemmer - Agere Systems Inc. - President, CEO

Yes. We continue to be in really good shape. Our share position that we have in 2.5G continues to be strong, and we don't see that changing in the near-term. Our first 3G handset we qualified with the five major networks and we're doing fine-tuning associated with that, so that we would anticipate that that actual first handset will be shipping here in a matter of weeks or no more than a couple of months. So clearly, within this quarter. So I think we continue to be in an excellent position. The relationship is strong, as indicated with the results that we demonstrated in the December quarter with our Mobility business, and we continue to be very encouraged.

Suji De Silva - Cathay Financial - Analyst

So, 3G revenue in the current quarter then?

Rick Clemmer - Agere Systems Inc. - President, CEO

You know, there won't be any real significant revenue at all. I think we've talked about, it really would not have any significant impact and it's very light in fiscal '07.

Suji De Silva - Cathay Financial - Analyst

And on the Storage side, can you update us on your opportunity at Western Digital beyond where you are now?

Rick Clemmer - Agere Systems Inc. - President, CEO

We continue to be in an excellent position with them on preamps. Our next-generation re-channel technology, which will be out this quarter, we continue to get good positive feedback from all the disk drive manufacturers about the capabilities and the technology and where we're positioned associated with that. So we continue to have ongoing discussions broadly with virtually all disk drive manufacturers associated with that. Even if there is new design win from a new customer associated with it, we wouldn't see any real revenue for a couple of years associated with it. So it's not like it's going to have any significant impact on revenue any time near-term, but it's really more about continuing to establish and regain our leadership from a technology position that will bode well for future revenue growth out in the next couple of years and being able to broaden our footprint on the platforms that we cover into a broader space, as well as the number of customers that we ship to.

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Final Transcript

Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

Suji De Silva - Cathay Financial - Analyst

Fair enough, thanks. And last question, guys. I know, Rick, you and Abhi have been out there talking to the constituencies during the merger-integration process -- the customers, the foundries, so forth. Can you give us color from those discussions? And thanks again, guys.

Rick Clemmer - Agere Systems Inc. - President, CEO

Yes. So I think all of the discussions have gone really well. All of our major customers, after we have gone through it, clearly on the Storage side, the combined entity creates a true powerhouse in the storage industry that has a leadership position that is relatively untouched. I think the opportunity in the networking side to bring together some of the capabilities that LSI has demonstrated in the past to create a very solid and significant competitive growth platform and really drive the packet processing leadership that we have established through our QoS capability and broaden that to the SMB, as well as now the high-end consumer access, is very significant. And with the strength of the combined company and the balance sheet to continue to make the investment in the Mobility business, establish the leadership and play out that opportunity where there is, as you know, relatively speaking some confusion relative to the supplier base. But the alignment that we have been able to achieve and the strong customer base we think positions the combined Company very well to take advantage of that in Mobility. So feedback from customers has been extremely positive. You've seen the feedback from Seagate in the actual announcement associated with it. I think on all of the Storage front, it has been positive. The feedback from Samsung has been very positive. And so we have had nothing but positive feedback from customers. From a supply base, we look forward to the opportunity. We talked about the synergies of at least $125 million, and roughly half of that coming from cost of goods. So the additional buying power that the combined entity has to be able to go leverage that and certainly take the internal assembly test capability that we have at Agere and leverage that across the LSI requirements as well, is what drives a portion of that synergy. So we continue to be extremely encouraged about the opportunity that is created and how we can move forward with that.

Suji De Silva - Cathay Financial - Analyst

Thanks, again, and good luck, you guys.

Sujal Shah - Agere Systems Inc. - IR

Kelly, could you try one more time to poll to see if there's any more questions?

Operator

(OPERATOR INSTRUCTIONS). Charlie Glavin, Needham & Co.

Charlie Glavin - Needham & Co. - Analyst

I didn't want you guys to feel too lonely this morning. Peter, kind of quietly, you guys exceeded your OpEx target yet again, which I'm sure has got to make the boys over at LSI feel pretty good that you're giving them a pretty streamlined ship. But given -- Phil Brace during our conference mentioned that it seems as if a lot of the employees are actually jazzed up about the merger, and yet you're still cutting costs. For those who are now looking at the combined entity going forward, it sounds like you feel that this 140 or below is a sustainable rate, assuming all restructuring costs and others are aside. Is that a proper way of looking at it?

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Final Transcript

Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

Peter Kelly - Agere Systems Inc. - CFO

Yes, I think so. And it's -- our headcount only reduced by 1% this quarter, Charlie. So it's not just about headcount, it's also how you negotiate with suppliers. I think Rick has made several comments over the past 15 months about the process we introduced to manage costs. And I think one of the great things for the combined entity is, this process is very transferable. And yes, unfortunately, some of the synergies will have to come from people cost. You only need one CEO, only need one CFO. But there is also a lot of fixed costs in the organization that start to disappear -- your audit costs, your filing costs, insurance costs, there's cost around building. So it's not just about people. But I think the important thing is, we have a really good process that will enable us to manage our costs going forward. And certainly from a gross margin perspective, I think our additional buying power will give us lots of opportunity with the various suppliers.

Charlie Glavin - Needham & Co. - Analyst

Great. And then, Peter, I don't mean to end this on kind of a downer, but what exactly happened with Orlando? Was that also merger-related?

Peter Kelly - Agere Systems Inc. - CFO

No, no, the buyer just could not get his financing sorted out. So we still fully expect to sell that.

Charlie Glavin - Needham & Co. - Analyst

To the same buyer?

Peter Kelly - Agere Systems Inc. - CFO

Yes, possibly. If he comes back fast enough with his financing. And if he isn't we will sell it to some of the other people we've been talking to.

Rick Clemmer - Agere Systems Inc. - President, CEO

You know, it's really transparent. It's just, when the cash comes in, and now it looks like it could be after the close of the merger and later this year. So it's still the same potential and nothing really changes significantly associated with it, Charlie.

Charlie Glavin - Needham & Co. - Analyst

Okay, thanks guys. We'll see you around the block.

Rick Clemmer - Agere Systems Inc. - President, CEO

So I guess if there's no other questions at this point, I would really like to come back and thank all of you for your support. We have been extremely pleased with the efforts of all of the Agere employees, as well as our shareholder base and the support as we've gone through the turnaround. The results of this as demonstrated by the increased shareholder value as well as the opportunity to create a very significant company going forward that has the opportunity to continue to take an increased position in the marketplace. So thanks a lot for your support and good luck.

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Final Transcript

Jan. 25. 2007 / 8:30AM ET, AGR - Q1 2007 Agere Systems Inc. Earnings Conference Call

Sujal Shah - Agere Systems Inc. - IR

Thank you, Rick, and we wish all of you a nice day. Back to you, Kelly.

Operator

Thank you. Ladies and gentlemen, this conference is available for replay starting today 10:00 AM and running through midnight on January 31. You may access the replay by dialing 1-866-511-5002. International participants may dial 203-369-1952. The call is also available via a web cast replay at http://www.Agere.com/webcast. That does conclude your conference for today. Thank you for your participation. You may disconnect.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction between Agere Systems Inc. ("Agere") and LSI Logic Corporation ("LSI"). In connection with the proposed transaction, LSI has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 (the "Registration Statement"), which includes a preliminary proxy-statement/prospectus and related materials to register the shares of LSI common stock to be issued in the merger, and LSI and Agere plan to file with the SEC and mail to their respective stockholders a definitive Joint Proxy Statement/Prospectus relating to the proposed transaction. THE REGISTRATION STATEMENT CONTAINS, AND THE JOINT PROXY STATEMENT/PROSPECTUS WHEN AVAILABLE WILL CONTAIN, IMPORTANT INFORMATION ABOUT LSI, AGERE, THE TRANSACTION AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, AND THE JOINT PROXY STATEMENT/PROSPECTUS WHEN AVAILABLE, CAREFULLY. Investors and security holders may obtain free copies of the Registration Statement, the Joint Proxy Statement/Prospectus and other documents filed with the SEC by LSI and Agere through the website maintained by the SEC at http://www.sec.gov. In addition, free copies of the Registration Statement, the Joint Proxy Statement/Prospectus and other documents may be obtained on the Agere website at http://www.agere.com and on the LSI website at http://www.lsi.com. The Registration Statement, the Joint Proxy Statement/Prospectus and other relevant documents may also be obtained free of charge from Agere by directing such request to Investor Relations, Agere Systems Inc., 1110 American Parkway N.E., Allentown Pennsylvania 18109 and from LSI by directing such request to Investor Relations, LSI Logic Corporation, 1621 Barber Lane, Milpitas, California 95035. The contents of the websites referenced above are not deemed to be incorporated by reference into the Registration Statement or the Joint Proxy Statement/Prospectus. Agere, LSI and their respective officers, directors and employees may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the proposed transaction. Information regarding the interests of these officers, directors and employees in the proposed transaction will be included in the Joint Proxy Statement/Prospectus.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements about future financial and operating results; benefits of the transaction to customers, shareholders and employees; potential synergies and cost savings resulting from the transaction; the ability of the combined company to drive growth and expand customer and partner relationships and other statements regarding the proposed transaction. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, if LSI and Agere do not each receive required shareholder approval or the parties fail to satisfy other conditions to closing, the transaction will not be consummated. In any forward-looking statement in which LSI or Agere expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of the LSI and Agere shareholders to approve the proposed merger; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of LSI and Agere generally, including those set forth in the filings of LSI and Agere with the Securities and Exchange Commission, especially in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings. LSI and Agere are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events, or otherwise.